Exhibit 14.1

REDWOOD MORTGAGE INVESTORS VIII, L.P.

CODE OF ETHICS

Redwood Mortgage Investors VIII, L.P., a California limited partnership (the “Partnership”), and its general partners, Redwood Mortgage Corp. and Michael Burwell (collectively, the "General Partners") hereby adopt the following code of ethics for the Partnership (“Code”) as of May 19, 2020 (the “Effective Date”).

PURPOSE & APPLICATION

Purpose. The purpose of this Code is to promote each of the following with respect to the Partnership and each Covered Party (as defined below):

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Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
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Full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Partnership and that are within the Covered Parties' responsibility;
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Compliance with applicable laws and governmental rules and regulations;
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The prompt internal reporting of violations of the Code; and
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Accountability for adherence to the Code.

Application. This Code applies to the General Partners and to any agents, employees or independent contractors engaged by the Partnership or the General Partners to perform the functions of a principal financial officer, principal accounting officer or controller of the Partnership (each, a "Covered Party," and, collectively, the "Covered Parties").1The current Covered Parties of the Partnership are set forth in Exhibit A, hereto. The General Partners are hereby authorized to amend Exhibit A from time to time to the extent necessary to accurately reflect the then current Covered Parties of the Partnership.

CONFLICTS OF INTEREST

Overview. Each Covered Party should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest. A "conflict of interest" occurs when a Covered Party's private interest interferes with the interests of, or his or her service to, the Partnership. For example, a conflict of interest would arise if a Covered Party, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Partnership. The following list provides examples of conflicts of interest under the Code, but Covered Parties should keep in mind that these examples are not exhaustive.

Guiding Principles. The overarching principle is that the personal interest of a Covered Party should not be placed improperly before the interest of the Partnership.

1. A Covered Party must not use his or her personal influence or personal relationships to influence investment decisions or financial reporting by the Partnership whereby the Covered Party would benefit personally to the detriment of the Partnership.

1 The Partnership has no officers or directors. Rather, the activities of the Partnership are managed by the General Partners and the officers, directors and authorized employees of General Partner, Redwood Mortgage Corp.

2. A Covered Party must not cause the Partnership to take action, or fail to take action, for the individual personal benefit of the Covered Party rather than the benefit the Partnership.

3. A Covered Party must not retaliate against any other Covered Party or any employee of the Partnership, a General Partner or their affiliated persons for reports of potential violations that are made in good faith.

Disclosure of Potential Conflicts. Each Covered Party shall provide prompt and full disclosure to the board of directors of Redwood Mortgage Corp., or a committee thereof assigned the task of overseeing this Code (such board of directors or committee thereof, as applicable, is referred to herein as the "Board"), in writing, prior to entering into any material transaction or relationship which may reasonably be expected to give rise to a conflict. Here are some ways a conflict of interest could arise:

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Employment of a Covered Party by a competitor, or potential competitor, regardless of the nature of the employment, while employed by the Partnership;
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Acceptance by a Covered Party of gifts, payment or services from those seeking to do business with the Partnership; or
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Ownership by a Covered Party of, or substantial interest in, a company that is a competitor, client or supplier of the Partnership.

DISCLOSURE AND COMPLIANCE

1. Each Covered Party should familiarize himself or herself with the disclosure requirements generally applicable to the Partnership.

2. Covered Parties should maintain skills appropriate and necessary for the performance of their duties for the Partnership. Covered Parties should responsibly use and control all Partnership assets entrusted to them.

3. Each Covered Party should, to the extent appropriate within his or her area of responsibility, consult with other employees or agents of the Partnership or its affiliates with the goal of promoting full, fair, accurate, timely and understandable disclosure in such reports and documents the Partnership files with, or submits to, the SEC.

4. To the extent that Covered Parties participate in the creation of the Partnership's books and records, they must do so in a way that promotes the accuracy, fairness and timeliness of those records.

5. Each Covered Party should not knowingly misrepresent, or cause others to misrepresent, facts about the Partnership to others, whether within or outside the Partnership, including to the Partnership's auditors, and to governmental regulators and self-regulatory organizations.

6. It is the responsibility of each Covered Party to promote compliance with the standards and restrictions imposed by laws, rules and regulations applicable to the Partnership.

7. Each Covered Officer shall notify the Board promptly if he or she knows of any violation of this Code. Failure to do so is itself a violation of this Code.

REPORTING AND ACCOUNTABILITY

Upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Party), each Covered Party shall affirm in writing to the Board that he or she has received, read and understands the Code. Thereafter, each Covered Party shall, upon request by the Board, affirm that he or she has complied with the requirements of the Code.

Except as described below, the Board is responsible for applying this Code to specific situations in which questions may arise and has authority to interpret this Code in any particular situation. The Board (or its designee) shall take all action it considers appropriate to investigate any actual or potential conflicts or violations reported to it.

The Board will have primary authority and responsibility for the enforcement of this Code.

TERM & TERMINATION

This Code has been approved by the Board and duly adopted by the Partnership as of the Effective Date and shall be effective from the Effective Date until the dissolution and termination of the Partnership or the earlier termination of the Code by the General Partners with the approval of the Board. The Board may elect to review and renew this Code on an annual or other periodic basis, however, failure to do so will not cause its termination or affect the continued applicability of the Code to any Covered Party during any period of nonrenewal.

AMENDMENTS

Any amendments to this Code must be approved or ratified by the General Partners, and any such amendment, other than amendments to Exhibit A, and any waivers, including implicit waivers, granted hereunder shall be disclosed in accordance with applicable law including the rules and regulations of the SEC, as applicable.

CONFIDENTIALITY

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the General Partners, and the Board.

INTERNAL USE

The Code is intended solely for the internal use by the Partnership and does not constitute an admission, by or on behalf of the Partnership, as to any fact, circumstance or legal conclusion.

EXHIBIT A

Persons Covered by this Code of Ethics (Other than the General Partners)

Name	Title
Michael Burwell	President
Lori Randich	Executive Vice President
Thomas Burwell	Director of Marketing & Sales